UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 21, 2011

SOUTHERN MISSOURI BANCORP, INC.
(Exact name of registrant as specified in its charter)

Missouri	000-23406	43-1665523
(State or other jurisdiction of incorporation)	(Commission File Number	I.R.S. Employer Identification No.)

531 Vine Street, Poplar Bluff, Missouri	63901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (573) 778-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 21, 2011, as part of the Small Business Lending Fund (“SBLF”) of the United States Department of the Treasury (“Treasury”), Southern Missouri Bancorp, Inc. (“Company”), the parent company of Southern Bank (“Bank”) entered into a Small Business Lending Fund-Securities Purchase Agreement (“Purchase Agreement”) with the Secretary of the Treasury, pursuant to which the Company (i) sold 20,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “SBLF Preferred Stock”) to the Secretary of the Treasury for a purchase price of $20,000,000.  The SBLF Preferred Stock was issued pursuant to the SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small business by providing capital to qualified community banks with assets of less than $10 billion.  The Purchase Agreement is attached as Exhibit 10.1 hereto and is incorporated herein by reference.  The SBLF Preferred Stock was issued under a new Certificate of Designation to the Company’s Articles of Incorporation described in Item 5.03 below.

The SBLF Preferred Stock qualifies as Tier 1 capital.  The SBLF Preferred Stock is entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011.  The dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first 10 quarters during which the SBLF Preferred Stock is outstanding, based upon changes in the level of “Qualified Small Business Lending” or “QBSL” (as defined in the Purchase Agreement) by the by the Bank.  Based upon the increase in the Bank’s level of QBSL over the baseline level calculated under the terms of the Purchase Agreement, the dividend rate for the initial dividend period has been set at 2.8155%.  For the second through ninth calendar quarters, the dividend rate may be adjusted to between one percent (1%) and five percent (5%) per annum, to reflect the amount of change in the Bank’s level of QBSL.  If the level of the Bank’s qualified small business loans declines so that the percentage increase in QBSL as compared to the baseline level is less than 10%, then the dividend rate payable on the SBLF Preferred Stock would increase.  For the tenth calendar quarter through four and one half years after issuance, the dividend rate will be fixed at between one percent (1%) and seven percent (7%) based upon the increase in QBSL as compared to the baseline.  After four and one half years from issuance, the dividend rate will increase to 9% (including a quarterly lending incentive fee of 0.5%).

The SBLF Preferred Stock is non-voting, except in limited circumstances.  In the event that the Company misses five dividend payments, whether or not consecutive, the holder of the SBLF Preferred Stock will have the right, but not the obligation, to appoint a representative as an observer on the Company’s Board of Directors.  In the event that the Company misses six dividend payments, whether or not consecutive, and if the then outstanding aggregate liquidation amount of the SBLF Preferred Stock is at least $20,000,000, then the holder of the SBLF Preferred Stock will have the right to designate two directors to the Board of Directors of the Company.

The SBLF Preferred Stock may be redeemed at any time at the Company’s option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, subject to the approval of its federal banking regulator.

The SBLF Preferred Stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Company has agreed to register the SBLF Preferred Stock under certain circumstances set forth in Annex E to the Purchase Agreement. The SBLF Preferred Stock is not subject to any restrictions on transfer.

The Company has agreed to register the SBLF Preferred Stock with the Securities and Exchange Commission by August 20, 2011.  The SBLF Preferred Stock is not subject to any restrictions on transfer.

As required by the Purchase Agreement, $9,635,000 of the proceeds from the sale of the SBLF Preferred Stock was used to redeem the 9,550 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A issued in 2008 to the Treasury in the Troubled Asset Relief Program (“TARP”), plus the accrued dividends owed on the TARP preferred shares.  The Company entered into a repurchase letter agreement with Treasury providing for the redemption of the TARP preferred shares (“Repurchase Agreement”).  The Repurchase Agreement is attached as Exhibit 10.2 hereto and is incorporated herein by reference.

As part of the 2008 TARP transaction, the Company issued a warrant to Treasury to purchase 114,326 shares of the Company’s common stock for a per share price of $12.53 per share over a 10-year term.  The per share price of the Company’s stock at the close of business on July 21, 2011 was $20.81.  The Company has 15 days from the closing of the SBLF transaction to notify the Treasury whether it wants to repurchase the warrant.  If the Company does not provide this notice before August 5, 2011, the Treasury will be deemed to have notified the Company that it intends to sell the Warrant.  The Company is preparing a proposal to Treasury to initiate the process for its repurchase of the Warrant.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 3.02.  The issuance and sale of the SBLF Preferred Stock was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.  The Company has not engaged in a general solicitation or advertising with regard to the issuance and sale of such securities and has not offered securities to the public in connection with this issuance and sale.

Item 3.03 Material Modification to Rights of Security Holders.

The terms of the SBLF Preferred Stock impose limits on the ability of the Company to pay dividends and repurchase shares of common stock.  Under the terms of the SBLF Preferred Stock, no repurchases may be effected, and no dividends may be declared or paid on preferred shares ranking pari passu with the SBLF Preferred Stock, junior preferred shares, or other junior securities (including the common stock) during the current quarter and for the next three quarters following the failure to declare and pay dividends on the SBLF Preferred Stock, except that, in any such quarter in which the dividend is paid, dividend payments on shares ranking pari passu may be paid to the extent necessary to avoid any resulting material covenant breach.

Under the terms of the SBLF Preferred Stock, the Company may only declare and pay a dividend on the common stock or other stock junior to the SBLF Preferred Stock, or repurchase shares of any such class or series of stock, if, after payment of such dividend, the dollar amount of the Company’s Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Certificate of Designation relating to the SBLF Preferred Stock, excluding any subsequent net charge-offs and any redemption of the SBLF Preferred Stock (the “Tier 1 Dividend Threshold”).  The Tier 1 Dividend Threshold is subject to reduction, beginning on the second anniversary of issuance and ending on the tenth anniversary, by 10% for each one percent increase in QSBL over the baseline level.

Item 5.02 Departure of Directors or Certain Officers; Election of; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

As a result of the redemption of the TARP Preferred Shares, the Company is no longer subject to the TARP Executive Compensation requirements.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 19, 2011, the Company filed a Certificate of Designation with the State of Missouri for the purpose of amending its Charter to fix the designations, preferences, limitations and relative rights of the SBLF Preferred Stock.  The SBLF Preferred Stock has a liquidation preference of $1,000 per share.  The Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated by reference herein.  The Form of Stock Certificate for the SBLF Preferred Stock is attached as Exhibit 4.1 and is incorporated herein by reference.

Item 8.01 Other Information.

On July 25, 2011, the Company issued a press release announcing the sale of $20,000,000 of SBLF Preferred Stock to Treasury pursuant to the Purchase Agreement. The press release is furnished as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

The following exhibits are filed herewith:

Exhibit	No. Description of Exhibit

3.1	Certificate of Designation for the SBLF Preferred Stock

4.1	Form of Certificate for the SBLF Preferred Stock

10.1
Small Business Lending Fund-Securities Purchase Agreement, dated July 21, 2011, between Southern Missouri Bancorp, Inc. and the Secretary of the Treasury, with respect to the issuance and sale of the SBLF Preferred Stock

10.2
Repurchase Agreement dated July 21, 2011, between Southern Missouri Bancorp, Inc. and the United States Department of the Treasury, with respect to the repurchase and redemption of the TARP Preferred Stock

99.1	July 25, 2011 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SOUTHERN MISSOURI BANCORP, INC.

Date: July 26, 2011	By: /s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer